UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 4, 2008
Network Communications, Inc.
(Exact name of registrant as specified in its charter)

Georgia	333-134701	58-1404355

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)
2305 Newpoint Parkway, Lawrenceville, GA 30043
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (770) 962-7220
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURE

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 4, 2008, Network Communications, Inc. (the “Company”) and its parent, Gallarus Media Holdings, Inc. (“Holdings”) entered into an amendment to the Company’s Revolving Loan Credit Agreement dated July 20, 2007 as amended on June 10, 2008, by and among the Company, the Lenders (as defined in Article 1 thereto), Toronto Dominion (Texas) LLC, as Administrative Agent and as Collateral Agent for the Lenders (the “Administrative Agent”) and certain other parties thereto (the “Revolving Credit Agreement”), with the Administrative Agent and the other parties thereto (the “Amendment”). The Amendment amends Sections 6.06, 6.11, 6.12 and 6.15 of the Revolving Credit Facility as follows:
1)	The Amendment amends subsection 6.06 (a)(ii) to decrease, from $3,500,000 to $1,000,000 in the aggregate, the amount payable in any Annual Reporting Period to employees and certain other individuals in connection with the repurchase of Equity Interests held by such individuals or upon termination of employment of an individual in connection with the repurchase of stock appreciation rights or other similar interests, death or disability payments or pursuant to a management incentive plan.

2)	The Amendment restates section 6.11 related to the applicable Interest Coverage Ratio (as defined in the Revolving Credit Agreement) as follows:
a)	For the Closing Date (as defined in the Revolving Credit Agreement) through the Quarterly Reporting Period ending on or about September 14, 2008, 1.75:1.00;

b)	Thereafter, 1.5 to 1.00.
3)	The Amendment restates section 6.12 related to the Senior Secured Leverage Ratio (as defined in the Revolving Credit Agreement) as follows:
a)	For the Closing Date through the Quarterly Reporting Period ending on or about March 29, 2009, 2.00 to 1.00;

b)	For the Quarterly Reporting Period beginning March 30, 2009 through the Quarterly Period ending on or about March 28, 2010, 2.25 to 1.00;

c)	Thereafter, 2.00 to 1.00.
4)	The Amendment amends section 6.15(b) to eliminate the Company’s ability to carry forward any unused permitted investments in respect of Unrestricted Subsidiaries for any Annual Reporting Period on or after the Annual Reporting Period commencing on or about March 30, 2009.
All other terms of the Revolving Credit Facility remain unaltered and in full force and effect.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK COMMUNICATIONS, INC.
Date: December 10, 2008	By:	/s/ Gerard P. Parker
Gerard P. Parker
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)